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                                                                       Exhibit A

         Each of Kathleen Margaret Dolan, Marianne Dolan Weber, Deborah Dolan-Sweeney and Paul J. Dolan is currently a trustee (a "Trustee" and together, the "Trustees") for each of the Trusts, which as of August 20, 2002 beneficially own in the aggregate, either directly or indirectly through their membership interests in Dolan Family LLC, 8,063,925 shares of Cablevision Class B Common Stock, par value $.01 per share, of the Issuer (the "Cablevision Class B Common Stock"). Cablevision Class B Common Stock is convertible at the option of the holder thereof, share for share into Cablevision Class A Common Stock, par value $.01 per share, of the Issuer (the "Cablevision Class A Common Stock"). As a Trustee of the Trusts, each of the Trustees has the shared power to vote and dispose of all shares held by the Trusts and Dolan Family LLC. Under certain rules of the Securities and Exchange Commission, so long as the Trustees retain such powers, they are deemed to have beneficial ownership thereof for purposes of Schedule 13G reporting.

         The following table lists each Trust's name and the name of its beneficiary or description of its beneficiary class.

Name of Trust                     Beneficiary
-------------                     -----------

Dolan Descendants Trust           All descendants of Charles F. Dolan living at
                                  any time and from time to time.

Dolan Progeny Trust               All children of Charles F. Dolan living at
                                  any time and from time to time.

Dolan Grandchildren Trust         All children and grandchildren of Charles F.
                                  Dolan living at any time and from time to time.

Dolan Spouse Trust                All descendants of Charles F. Dolan living at
                                  any time and from time to time and their spouses.



         Pursuant to the provisions of the agreements governing the Trusts, the economic interest in the shares of the Issuer owned by each Trust is held by such Trust's beneficiary class. For each Trust, distributions of income and principal can be made in the discretion of the non-beneficiary Trustee (in each case, Paul J. Dolan) to any one or more of the members of such Trust's beneficiary class.

         Each of Kathleen Margaret Dolan, Marianne Dolan Weber and Deborah Dolan-Sweeney (each a "Current Beneficiary") is a beneficiary of, respectively, the DC Kathleen Trust, the DC Marianne Trust and the DC Deborah Trust (together, the "DC Trusts"), which as of August 20, 2002 own in the aggregate 7,681,414 shares of Cablevision Class B Common Stock. For each of the DC Trusts, distributions of income and principal can be made in the discretion of the non-beneficiary trustee to the Current Beneficiary. The Current Beneficiary has the power during his or her life to appoint all or part of his or her DC Trust to or for the benefit of one or more of her descendants.

         The following table lists each DC Trust's name and the name of its beneficiary or description of its beneficiary class.

Name of Trust                                           Beneficiary
-------------                                           -----------

DC Kathleen Trust                                       Kathleen Margaret Dolan

DC Marianne Trust                                       Marianne Dolan Weber

DC Deborah Trust                                        Deborah Dolan-Sweeney


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       Beneficiaries of any DC Trust can be said to have only a contingent economic interest in the securities of the Issuer held by such DC Trust because the non-beneficiary trustee thereof has the sole discretion to distribute or accumulate the income from each DC Trust and the sole discretion to distribute the principal of each DC Trust to the beneficiary of such DC.

         Paul J. Dolan is also the non-beneficiary trustee of the DC James Trust and the DC Kathleen Trust, which as of August 20, 2002 own in the aggregate 3,868,886 shares of Cablevision Class B Common Stock.

         In addition, Paul J. Dolan is the sole trustee of the CFD Trust #10. As of August 20, 2002, the CFD Trust #10 owns 119,659 shares of Cablevision Class A Common Stock and 596,423 shares of Cablevision Class B Common Stock. Mr. Dolan does not have an economic interest in any such shares, but, as the Trustee of the Trust, does have the power to vote and dispose of such shares. Under certain rules of the Securities and Exchange Commission, so long as he retains such powers, he is deemed to have beneficial ownership thereof for purposes of Schedule 13G reporting.

         Distributions of income and principal can be made in the Trustee's discretion to Marie Atwood (the "Current Beneficiary"). The Current Beneficiary has a power during her life to appoint all or part of the CFD Trust No. 10 to or for the benefit of one or more of her descendants. Upon the death of the Current Beneficiary, the CFD Trust No. 10, if not previously terminated, will pass as appointed by the Current Beneficiary to or for the benefit of one or more of her descendants. Any unappointed portion of the CFD Trust No. 10 will pass, in further trust, per stirpes to the Current Beneficiary's then living descendants, or if none, among the Current Beneficiary's heirs-at-law. The spouse of the Current Beneficiary, if he survives the Current Beneficiary, has a power during his life and upon his death to appoint all or part of any such continuing trusts to or for the benefit of one or more of the Current Beneficiary's descendants.

         The Dolan Family LLC has entered into a contractual arrangement with an unaffiliated third party whereby such third party has the right to receive distributions on certain shares of Cablevision Class B Common Stock held by the Dolan Family LLC. Such shares do not represent, in the aggregate, more than 5% of the Cablevision Class A Common Stock.

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